UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 31, 2010
HARTFORD LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

Connecticut	001-33293	06-0974148

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Hopmeadow Street Simsbury, Connecticut	06089

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (860) 547-5000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 31, 2010, The Hartford Financial Services Group, Inc. (“HFSG”), Hartford Life and Accident Insurance Company (“HLA”) and certain affiliates, including the Registrant, entered into an Intercompany Liquidity Agreement (the “Agreement”). The Agreement establishes a process for making short-term loans between affiliates for liquidity and other general corporate purposes. A copy of the Agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
Under the terms of the Agreement, neither any individual loan nor the total aggregate outstanding loans made between the parties shall exceed $2 billion in principal. The maturity dates of the individual loans made between the parties will be less than or equal to 364 days from the date of issuance and may be extended subject to the request of the borrower and approval of the lender. Interest rates will be determined at the time of borrowing (or extension if applicable) based on market rates. The Agreement does not establish a commitment to advance funds. Advances under the Agreement are made at the sole discretion of the party being asked to make an advance and can be prepaid without penalty. Any party can terminate its participation in the Agreement at any time. As of the date of this Form 8-K, no amounts have been drawn under the Agreement.
The Registrant is a wholly-owned subsidiary of HLA, which is, in turn, an indirect subsidiary of HFSG.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth in Item 1.01 of this Form 8-K is hereby incorporated by reference in this Item 2.03.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1
Intercompany Liquidity Agreement between The Hartford Financial Services Group, Inc., Hartford Life and Accident Insurance Company and certain affiliates, including Hartford Life Insurance Company, effective December 31, 2010

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTFORD LIFE INSURANCE COMPANY

By:	/s/ Robert Paiano

	Name:	Robert Paiano
	Title:	Senior Vice President and Treasurer
Date: January 4, 2011